Exhibit 4.1
AMENDMENT NO. 2
TO
TAX BENEFIT PRESERVATION PLAN

This Amendment No. 2 to Tax Benefit Preservation Plan (“Amendment”) is entered into between Autobytel Inc., a Delaware corporation (“Company”), and Computershare Trust Company, N.A., as rights agent (“Rights Agent”) effective as of April 13, 2017.

Background

The Company and the Rights Agent are parties to that certain Tax Benefit Preservation Plan dated as of May 26, 2010, as amended by Amendment No. 1 effective as of April 14, 2014 (as amended, the “Plan”). The Board of Directors of the Company deems it advisable and in the best interests of the Company and its stockholders to amend the Plan to extend its maturity date and to increase the Purchase Price (as defined in the Plan). No Person (as defined in the Plan) has become an Acquiring Person (as defined in the Plan).

1.
Amendments. Pursuant to and in accordance with Section 27 of the Plan, the Plan is hereby amended as follows:

(a)
The first paragraph of Paragraph (a) of Section 1 of the Plan is amended in its entirety to read as follows:

“Acquiring Person” shall mean any Person (other than any Exempt Person) that has become, in itself or together with all Affiliates of such Person, the Beneficial Owner of 4.90% or more of the shares of Common Stock then outstanding; provided, however, that, subject to the following sentence, any Existing Holder (as defined below) will not be deemed to be an Acquiring Person for any purpose of this Plan on and after the date on which the adoption of this Plan is first publicly announced; and provided, further, that a Person will not be deemed to have become an Acquiring Person solely as a result of (i) a reduction in the number of shares of Common Stock outstanding, (ii) the exercise of any options, warrants, rights or similar interests (including restricted stock) granted by the Company to its directors, officers and employees, (iii) any unilateral grant of any security by the Company or any issuance by the Company of shares of its capital stock to such Person, or (iv) an Exempt Transaction.”

(b)
The Paragraph (j) of Section 1 of the Plan is amended in its entirety to read as follows:

“Certificate of Incorporation” shall mean the Fifth Amended and Restated Certificate of Incorporation of the Company, as filed with the Secretary of State of the State of Delaware on December 14, 1998, together with the Certificate of Amendment of the Certificate of Incorporation as filed with the Secretary of State of the State of Delaware on March 1, 1999, the Second Certificate of Amendment of the Certificate of Incorporation as filed with the Secretary of State of the State of Delaware on July 22, 1999, the Third Certificate of Amendment to the Certificate of Incorporation as filed with the Secretary of State of the State of Delaware on August 14, 2001, the Amended Certificate of Designation of Series A Junior Participating Preferred Stock as filed with the Secretary of State of the State of Delaware on April 24, 2009, the Fourth Certificate of Amendment to Fifth Amended and Restated Certificate of Incorporation of the Company, filed with the Secretary of State of the State of Delaware on July 10, 2012, the Fifth Certificate of Amendment to Fifth Amended and Restated Certificate of Incorporation of the Company, filed with the Secretary of State of the State of Delaware on July 3, 2013, and the Certificate of Designations of Series B Junior Participating Convertible Preferred Stock of the Company, filed with the Secretary of State of the State of Delaware on October 1, 2015, as the same may be amended and restated from time to time.”

(c)
Paragraph (m) of Section 1 of the Plan is deleted in its entirety and amended to read as follows:

“[Reserved]”

(d)
Paragraph (rr) of Section 1 of the Plan is deleted in its entirety and amended to read as follows:

“[Reserved]”

(e)
Paragraph (a), clause (i) of Section 7 of the Plan is amended in its entirety to read as follows:

“(i) the Close of Business on May 26, 2020,”

(f)
Paragraph (a), clause (iv) of Section 7 of the Plan is amended in its entirety to read as follows:

“(iv) the end of the calendar month in which occurs the final adjournment of the Company’s 2017 annual meeting of stockholders, if stockholder approval of this Plan has not been received at such meeting,”

(g)
The last sentence of paragraph (a) of Section 7 of the Plan is amended in its entirety to read as follows:

“Until such notice is received by the Rights Agent, the Rights Agent may presume conclusively for all purposes, prior to the Close of Business on May 26, 2020, that the Expiration Date has not occurred.”

(h)
The first sentence of paragraph (b) of Section 7 of the Plan is amended in its entirety to read as follows;

“The Purchase Price shall be $73.00 for each one one-hundredth of a share of Preferred Stock purchasable upon the exercise of a Right (the “Purchase Price”).”

(i)
Each of the Legend and paragraph one of the Form of Right Certificate, attached as Exhibit A to the Plan, is amended so that the references to “May 26, 2017” are replaced with “May 26, 2020.”

2. Effect of this Amendment. It is the intent of the parties that this Amendment constitutes an amendment of the Plan as contemplated by Section 27 thereof. Except as provided herein, the Plan is in all other respects ratified and confirmed and shall continue in full force and effect as amended hereby. This Amendment shall be deemed effective as of the date hereof as if executed by both parties hereto on such date.

3. Counterparts. This Amendment may be executed in any number of counterparts and each of such counterparts shall for all purposes be deemed to be an original, and all such counterparts shall together constitute one and the same instrument.

4. Governing Law. This Amendment shall be deemed to be a contract made under the laws of the State of Delaware and for all purposes shall be governed by and construed in accordance with the laws of such state applicable to contracts to be made and performed entirely within such state.

5. Severability. If any term, provision, covenant or restriction of this Amendment is held by a court of competent jurisdiction or other authority to be invalid, illegal or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Amendment shall remain in full force and effect and shall in no way be affected, impaired or invalidated.

6. Descriptive Headings. The captions herein are included for convenience of reference only, do not constitute a part of this Amendment and shall be ignored in the construction and interpretation hereof.

  IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed as of the date set forth above.

AUTOBYTEL INC.

By:	/s/Glenn E. Fuller
Glenn E. Fuller
Executive Vice President, Chief Legal and Administrative Officer and Secretary

COMPUTERSHARE TRUST COMPANY, N.A.

By:	/s/ Dennis V. Moccia
Name: Dennis V. Moccia
Title: Manager, Contract Administration